EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY CONTINUES TO EXECUTE ON ITS GLOBAL GROWTH STRATEGY WITH AGREEMENT TO EXPAND IN ASIA

Calabasas Hills, CA – May 19, 2014 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced that it has entered into an exclusive licensing agreement with Hong Kong-based Maxim’s Caterers Limited, a diversified operator of full-service and quick-service restaurants, as well as bakery and coffee shops, in Asia, to build and operate The Cheesecake Factory® restaurants.  The agreement provides for the development of a minimum of 14 restaurants over the next 10 years in Hong Kong, Macau, Taiwan and the People’s Republic of China, with the opportunity to expand to Japan, South Korea, Malaysia, Singapore and Thailand.  The first restaurant is expected to open in fiscal 2015.

“Our brand has experienced a tremendous level of success outside of the U.S.A. and we are excited to announce another step forward in our global expansion efforts.  Our strategy of entering into license agreements with highly qualified, experienced restaurant operators that have broad geographic capabilities is proving to be an excellent way to expand our complex, high volume concept internationally.  The agreement with Maxim’s provides an incredible opportunity for us to develop in Asia with an established, multi-unit restaurant operator that has nearly 60 years of operating experience in the region,” said David Overton, Chairman and CEO.

“International expansion will become an increasingly meaningful driver to achieving our goal of delivering mid-teens earnings per share growth over time as the number of restaurants operated by our licensees gradually increases.  Together with our ongoing development of Company-owned restaurants and consistent increases in sales from our existing base of restaurants, we are poised to continue to deliver high-quality and dependable financial performance for many years to come,” concluded Overton.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept.  The Company operates 181 full-service, casual dining restaurants throughout the U.S. and Puerto Rico, including 169 restaurants under The Cheesecake Factory® mark; 11 restaurants under the Grand Lux Cafe® mark; and one restaurant under the

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

RockSugar Pan Asian Kitchen® mark.  Internationally, four The Cheesecake Factory® restaurants operate under a licensing agreement.  The Company also operates two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce approximately 70 varieties of quality cheesecakes and other baked products.  In 2014, the Company was named to Fortune magazine’s “100 Best Companies to Work For” list. To learn more about the Company, visit www.thecheesecakefactory.com.

About Maxim’s Caterers Limited

Founded in 1956, Maxim’s Caterers Limited, operating under Hong Kong Maxim’s Group (“Group”), is a leading Food & Beverage company comprising of Chinese, Asian and European restaurants, quick service restaurants, bakery shops and institutional catering, while providing a range of festive products, including the award-winning Maxim’s Mooncakes.  The Group is also the licensee of renowned brands including Starbucks Coffee (Hong Kong, Macau & Vietnam), and Genki Sushi and Ippudo ramen (Hong Kong & China).   Altogether the Group operates over 840 outlets in Hong Kong and China, and 4 in Vietnam. It also established the first Sino-Foreign joint venture in China in 1980 and now delivers air catering service in 11 cities through joint ventures.  To learn more about Maxim’s, visit www.maxims.com.hk/en.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to continue execute on its global growth strategy; consumer acceptance of The Cheesecake Factory® brand outside of the United States; the Company’s ability to continue to identify licensees that are qualified to expand its concept internationally; the Company’s ability to achieve its goal of delivering mid-teens earnings per share growth; the Company’s ability to continue to expand the number of Company-owned restaurants; the Company’s ability to continue to deliver increase in comparable sales; the Company’s ability to deliver high-quality and dependable financial performance in the future; factors outside of the Company’s control that impact consumer confidence and spending; current and future macro national and regional economic and credit market conditions; changes in national and regional unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), as set forth below.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws.  Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

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The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100